Exhibit 10.2

JOINT VENTURE AGREEMENT

dated 1 July 2020

ZTWO Company AB

and

VEONEER SWEDEN AB

(as the Shareholders)

in the presence of

ZENUITY AB

regarding

ZENUITY AB

Exhibits:

Exhibit A:	Articles of Association on the Effective Date
Exhibit B:	List of certain Intellectual Property Rights created, invented, authored, developed, collected, acquired, or otherwise owned or controlled by the JV Company during, and in accordance with the terms of, the Former JVA and up until the Effective Date
Exhibit C:	VNE Zenuity Foreground IP License Agreement
Exhibit D:	Z2Co Zenuity Foreground IP License Agreement
Exhibit 5.3.3:	Instructions and Rules of procedure for the Board as at the Effective Date

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This JOINT VENTURE AGREEMENT is dated 1 July 2020 and made between:
(1)ZTWO Company AB, a Swedish limited liability company, reg. no. 559228-9358, having its registered office at Lindholmspiren 2, 417 56 Gothenburg, Sweden (“Z2Co”); and
(2)VEONEER SWEDEN AB, a Swedish limited liability company, reg. no. 559131-0841, having its registered office at Wallentinsvägen 22, 447 37, Vårgårda, Sweden (“VNE”).
Z2Co and VNE are hereinafter jointly referred to as the “Shareholders” and individually as a “Shareholder”.
In the presence of:
(3)Zenuity AB, a Swedish limited liability company, reg. no. 559073-6871, having its registered office at Lindholmspiren 2, 417 56 Gothenburg, Sweden (the “JV Company”)
Background
A.Volvo Car Corporation, a Swedish limited liability company, reg. no. 556074-3089, having its registered office at Assar Gabrielssons Väg, 418 78 Gothenburg, Sweden (“Volvo Cars”) and its Affiliates (as defined below) are worldwide developers and manufacturers of passenger cars and are engaged in the development, manufacturing, marketing and sales of such cars and solutions related thereto.
B.VNE and its Affiliates (as defined below) are worldwide leading developers and producers of systems and equipment for personal safety in motor vehicles, including electronics, such as electronic control units, sensors for safety systems and solutions within the active safety area.
C.Volvo Cars and Autoliv Development AB, to which VNE was substituted on 29 June 2018, have set up a cooperation between them with a common strategic rationale to pool resources to develop advanced driver assistance systems (“ADAS”) and highly automated driving systems (“HAD”) functionality to the automotive market and to commercialize such technology through VNE acting as an exclusive sales channel to third parties. Accordingly, they entered into a number of related agreements, including: (i) on 20 December 2016, into an investment agreement, and (ii) then, on 18 April 2017, into a joint venture agreement and certain ancillary agreements, to form the 50/50 owned JV Company (the “Former JVA”) and into several license agreements with the JV Company, to grant a license to the JV Company with respect to their Background Intellectual Property Rights (as defined in such agreements).
D.Further to a strategic review of the JV Company’s activities conducted by VNE and Volvo Cars, they decided to split the business of the JV Company and its Subsidiaries (the “JV Group”), as existing at the Effective Date, into two parts:
(i)one initially engaging in ADAS business based on VNE’s smart cameras, owned 100% (directly or indirectly) by VNE or a wholly-owned subsidiary of VNE; and
(ii)one initially engaging primarily (considering small deliveries to Volvo Cars, e.g. for 519A and 519G (mostly in the VMC area)) in ADAS and AD solutions operating on a Nvidia-based core computer, owned 100% (directly or indirectly) by Volvo Cars or a wholly-owned subsidiary of Volvo Cars;

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(the “Separation”).
E.On the Effective Date, the Shareholders and the JV Company have, amongst others, entered into several agreements, including the transaction framework agreement (the “Transaction Framework Agreement”), and terminated the Former JVA and the Former License Agreements, to complete the Separation of the JV Group (the “Transaction”).
F.On the Effective Date, as part of the Transaction, Volvo Cars has contributed all its Shares to Z2Co and, as a result, the share capital of the JV Company is allocated as set out in Clause 2.8.
G.In the context of the Transaction, the Shareholders have agreed to enter into this Agreement to govern their relationship and respective rights and obligations with respect to the JV Company, in replacement of the Former JVA.
1.DEFINITIONS AND CONSTRUCTION
1.1     Unless otherwise expressly required by the context, the following capitalized terms shall have the following meanings:
“Accounting Principles” means (i) Swedish GAAP in respect of the JV Company (and in case of any new subsidiary of the JV Company incorporated in Sweden); and (ii) for the purposes of the JV Company reporting to the Shareholders; (a) IFRS (Z2Co) and (b) US GAAP (VNE), respectively.
“ADAS” is defined in Recital C.
“Affiliate” means with respect to a Shareholder: any legal entity that Controls, is Controlled by, or under common Control with, the Shareholder (except JV Company); in each case only for so long as such Control exists. For the avoidance of doubt, no third parties are considered as Affiliates hereunder.
“Agreement” means this Joint Venture Agreement, including all exhibits, amendments and supplements to it and its exhibits made or prepared in accordance with the provisions hereof, as the same may be amended from time to time in accordance with its terms.
“Articles of Association” means the JV Company’s articles of association, as amended from time to time, including on the Effective Date, as attached as Exhibit A.
“Autoliv Background IP Assignment Agreement” means the Intellectual Property Rights assignment agreement entered into between the JV Company and Autoliv (and subsequently VNE), dated 18 April 2017.
“Board” means the JV Company’s board of directors.
“Business” shall have the meaning set forth in Clause 2.2.
“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which banks are generally open for business in Sweden and the United States, other than for internet banking and/or telephone services only.
“Chairman” means the chairman of the Board.

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“Companies Act” means the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)), in force from time to time.
“Confidential Information” means all information of any kind or nature (whether written, oral, electronic or in any other form), including, without limitation, the contents of this Agreement, any financial information, trade secrets, customer lists or other information, which a Shareholder from time to time may receive or obtain as a result of entering into or performing its obligations pursuant to this Agreement, relating to the other Shareholder, its Affiliates or the JV Company.
“Control” means the possession, directly or indirectly, of 50% or more of the voting rights or other equity interests of any other person; or the power to appoint the majority of the members of the board of directors of any other person, or the power to cause the direction of management of any other person; or otherwise the actual control of any other person through the ownership, by contract, trustee or otherwise.
“Controller” shall have the meaning set forth in Clause 5.3.1.
“Cooperation and Cost Sharing Agreement” shall have the meaning set forth in Clause 3.2.2(f).
“Deadlock Matter” shall have the meaning set forth in Clause 5.8.1.
“Deadlock Notice” shall have the meaning set forth in Clause 5.8.1.
“Default Notice” shall have the meaning set forth in Clause 8.1.1.
“Defaulting Shareholder” shall have the meaning set forth in Clause 8.1.1.
“Effective Date” means the date hereof.
“Escalation Committee” shall have the meaning set forth in Clause 5.8.2.
“Former JVA” shall have the meaning set forth in Recital C.
“Former License Agreements” means the former (i) VNE background intellectual property license agreement, (ii) VNE background patent license agreement, (iii) VNE master commercialization license agreement, (iv) VCC background intellectual property license agreement, (v) VCC background patent license agreement, (vi) VCC master commercialization license agreement.
“HAD” is defined in Recital C.
“IFRS” means the principles, rules, policies, practices, procedures and methods for Swedish companies applying the International Financial Reporting Standards, and as further specified in Volvo Cars’ Financial Manual (as amended from time to time).
“Insolvency Notice” shall have the meaning set forth in Clause 8.2.1.
“Insolvent Shareholder” shall have the meaning set forth in Clause 8.2.1.
“Intellectual Property Rights“ means any and all company names, business names, copyrights (including rights in computer software), semiconductor topography rights,

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domain names, know-how, patents and utility models (and any continuation, continuation-in-part, divisional, re-examined or reissued patent, foreign counterpart or renewal or extension relating thereto), rights in databases, designs and inventions, trademarks, trade names, trade secrets and all other intellectual and industrial property rights of a corresponding or similar nature, which may presently or in the future exist anywhere in the world, whether registered or not, and registered includes any applications for registration and renewals, as well as any licenses of any of the foregoing.
“IP Action” means any decision affecting the validity, enforceability, or scope of any of the JV Intellectual Property Rights which may involve a capital expenditure by JV Company, including (without limitation) decisions relating to: filing foreign counterpart applications; making maintenance, annuity and renewal payments; filing continuation, request for continued examinations, or divisional applications; filing registration applications; making priority filings; filing statements of use, extensions of time, express abandonments, disclaimers and the like; participating in, defending, or initiating an opposition or other administrative proceedings; and initiating any enforcement proceedings.
“IP Action Owner” shall have the meaning set forth in Clause 5.4.5.
“JV Company” shall have the meaning set forth in the preamble thereof.
“JV Intellectual Property Rights” means any and all:
(i)Intellectual Property Rights assigned to the JV Company upon its incorporation under the Former JVA (via the Autoliv Background IP Assignment Agreement and the Volvo Cars Background IP Assignment Agreement);
(ii)Intellectual Property Rights created, invented, authored, developed, collected, acquired, or otherwise owned or controlled by the JV Company during, and in accordance with the terms of, the Former JVA and up until the Effective Date, including (without limitation) those listed in Exhibit B; and
(iii)New IP.

“JV Group” is defined in Recital D.
“Manager” shall have the meaning set forth in Clause 5.3.1.
“Mandatory Deadlock Matter” shall have the meaning set forth in Clause 5.8.2.
“New Direct License Agreements” or “NDLAs” means the VNE Zenuity Foreground IP License Agreement and the Z2Co Zenuity Foreground IP License Agreement.
“New IP” means any and all Intellectual Property Rights that: (i) are first applied for or created on or after the Effective Date from any IP Action taken hereunder; or (ii) issue from any of the JV Intellectual Property Rights existing before the Effective Date through no action of the Shareholders hereunder; (i)-(ii) all during the term of this Agreement.
“Non-Owner” shall have the meaning set forth in Clause 5.4.5.

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“Non-Transferable Assets” shall have the meaning set forth in Clause 2.2(b).
“Person” means an individual or a corporation, partnership, association, trust or any other entity or organization, including any government, governmental agency and other public body.
“Redeeming Shareholder” shall have the meaning set forth in Clause 8.2.1.
“Requesting Shareholder” shall have the meaning set forth in Clause 8.1.1.
“Residual Assets” shall have the meaning set forth in Clause 2.2(b).
“SCC” means the Stockholm Chamber of Commerce.
“Separation” is defined in Recital D.
“Share” means a share issued in the capital of the JV Company irrespective of class and any other instrument convertible into or exchangeable for such share and any other right to subscribe for such share.
“Shareholder” shall have the meaning set forth in the preamble hereof.
“Subsidiaries” means (i) Zenuity GmbH, with registered office at Theresienhöhe 30, c/o Blitzstart Holding AG, 80339 München, a limited liability company incorporated under the laws of Germany; (ii) Zenuity, Inc., with a registered office at 1209 Orange St., Wilmington, New Castle County, 19801 Delaware, a limited liability company incorporated under the laws of the State of Delaware, United States; and (iii) Zenuity Software Technology (Shanghai) Ltd., with a registered office at Room K1, 5 floor, No. 277 Huqingping road, Minhang District, Shanghai, China, a limited liability company incorporated under the laws of People's Republic of China.
“Swedish GAAP” means the Swedish generally accepted accounting principles, rules, policies, practices, procedures and methods for companies applying K3.
“Transaction” is defined in Recital E.
“Transaction Documents” means the agreements entered into to effectuate the Transaction.
“Transaction Framework Agreement” is defined in Recital E.
“Transitional Services Agreement” shall have the meaning set forth in Clause 3.2.2(f).
“Transfer” means any transaction, including any undertaking to transact, with or without consideration, whether voluntary or court-ordered or by way of law, which might alter, now or in the future, directly or indirectly, the share ownership of and/or the voting rights in the JV Company, by way of a transfer (sale, loan, contribution, donation, partition, exchange, auction or any other means), exercise, conversion of the Shares, or by any other means, of the ownership of Shares, or of any rights over Shares (including any voting, economic or dividend rights), including, but not limited to, transfers as a result of death, gratuities, partial contributions of assets, mergers, de-mergers or any combination of these methods of transfer of ownership) as well as any grant of option, collateral, pledge,

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security interest or encumbrance or creation of any third party right over the Shares; with the use of any derived form of “Transfer” to be interpreted accordingly.
“Transfer Agreements” shall have the meaning set forth in Clause 3.2.2.
“Unidentified Assets” shall mean assets, liabilities or contracts of the JV Company (and/or the Subsidiaries) which was not listed in schedules to any of the Transfer Agreements.
“US GAAP” means the generally accepted accounting principles, rules, policies, practices, procedures and methods adopted by the U.S. Security and Exchange Commission, and as further specified in VNE's Financial Manual (as amended from time to time).
“VAB” shall have the meaning set forth in Clause 3.2.2(c).
“VCC Share Purchase Agreement” shall have the meaning set forth in Clause 3.2.2(e).
“VNE” shall have the meaning set forth in the preamble hereof.
“VNE Share Purchase Agreement DE” shall have the meaning set forth in Clause 3.2.2(c).
“VNE Share Purchase Agreement US” shall have the meaning set forth in Clause 3.2.2(d).
“VNE Zenuity Foreground IP License Agreement” means the license agreement entered into on the Effective Date between the JV Company and VNE, to grant a license to the latter with respect to the JV Intellectual Property Rights, as attached as Exhibit C.
“Volvo Cars Background IP Assignment Agreement” means the Intellectual Property Rights assignment agreement entered into between the JV Company and Volvo Cars, dated 18 April 2017.
“VUS” shall have the meaning set forth in Clause 3.2.2(d).
“Z1 Asset Transfer Agreement” shall have the meaning set forth in Clause 3.2.2(a)
“Z2 Asset Transfer Agreement” shall have the meaning set forth in Clause 3.2.2(b).
“Z2Co” shall have the meaning set forth in the preamble hereof.
“Z2Co Zenuity Foreground IP License Agreement” means the license agreement entered into on the Effective Date between the JV Company and Z2Co, to grant a license to the latter with respect to the JV Intellectual Property Rights, as attached as Exhibit D.
“ZeVu License Agreement” shall have the meaning set forth in Clause 3.2.2(h).

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1.2In this Agreement, words importing the singular shall include the plural and vice versa, words of any gender shall also import the other gender and words importing persons shall include legal entities and vice versa.
1.3Clauses and headings are for ease of reference only and are not to be used as an aid in the interpretation of this Agreement.
1.4Unless otherwise set out in this Agreement, references to Clauses are to Clauses of this Agreement and references to exhibits and schedules are to exhibits and schedules to this Agreement.
1.5Unless a contrary indication appears, any reference in this Agreement to:
(i)any agreement or instrument is a reference to that agreement or instrument as amended, supplemented, extended or restated;
(ii)“including”, “in particular, “for instance” and the like shall be construed without limitation;
(iii)a reference to “law” and/or “regulation” includes any law, regulation, judgement or other legally binding requirement or rule of any governmental authority in any jurisdiction applicable to either of the Shareholders and/or any of the JV Group companies (whichever relevant); and
(iv)a provision of law or regulation is a reference to that provision as amended, supplemented or re-enacted.
2.PURPOSE OF THE JV COMPANY
2.1.Prior to the Effective Date, the JV Company had been jointly owned and operated by VNE and Volvo Cars since its formation, for the purpose of jointly developing and commercializing ADAS and HAD software technologies, including the ownership and licensing of Intellectual Property Rights related thereto.
2.2.As from the Effective Date, the JV Company’s purpose shall be limited to:

(a)owning, managing, maintaining, protecting, prosecuting, enforcing and registering the JV Intellectual Property Rights for the benefit of the Shareholders, all in accordance with the terms and conditions of this Agreement and the NDLAs;
(b)owning, managing, maintaining, liquidating or disposing as applicable (i) any residual assets, liabilities or contracts not included in the scope of the transfers pursuant to the Transfer Agreements and not subsequently transferred to either VNE or Z2Co as Unidentified Assets (the "Residual Assets"), and (ii) any assets, liabilities and contracts held in trust on behalf of VNE or Z2Co (the "Non-Transferable Assets") in accordance with the process relating to non-transferable assets, non-assumable liabilities and non-assignable contracts set out in the relevant Transfer Agreement(s); and
(c)managing, maintaining and ensuring the performance of the (i) Transitional Services Agreement, (ii) the Cooperation and Cost Sharing Agreement, and (iii)

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the ZeVu License Agreement, as the case may be ((a)-(c) above jointly, the “Business”).
Save with the prior consent of both Shareholders, the JV Company shall not operate any business or activities whatsoever outside the Business.
2.3.The Shareholders agree that the terms of this Agreement replace the ones of the Former JVA, which has fully terminated on the Effective Date, provided that such termination shall be without prejudice to any prior breach of the Former JVA.
2.4.The Shareholders agree that the name of the JV Company shall remain “Zenuity AB”.
2.5.The official language of the JV Company shall be English.
2.6.The JV Company shall have its registered office and its principal office in Gothenburg, Sweden.
2.7.The Articles of Association shall provide for a fixed share capital and a fixed number of Shares (and not an interval), and the absolute numbers with respect thereto shall not change unless in accordance with this Agreement.
2.8.The JV Company shall have an issued and fully paid share capital of SEK 500,000, divided into 500,000 Shares, which shall be owned by the Shareholders as follows:

Shareholder	No. of shares	Shareholding and votes (%)
VNE	250,000	50
Z2Co	250,000	50
2.9.Unless otherwise agreed by both Shareholders, or as an effect of the provisions herein, the allocation of Shares and votes in the JV Company (both in absolute numbers and in per cent) shall remain unchanged during the term of this Agreement.
2.10.If the Shareholders agree to increase the share capital of the JV Company, each Shareholder shall have the right to exercise its pre-emption right to subscribe for new Shares or securities convertible into, or giving right to, Shares (as applicable) pro rata to its, at the time, existing shareholding in the JV Company.

3.THE BUSINESS OF THE JV COMPANY

3.1General

3.1.1The activities of the JV Company shall be to act as an intellectual property holding company by engaging in any activities that are necessary, beneficial, or incidental to the Business, or that otherwise may be necessary or appropriate to

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protect or further develop the JV Intellectual Property Rights in accordance with the terms and conditions of this Agreement.
3.1.2The JV Company shall maintain all certifications, approvals and licenses necessary or required for the Business.
3.1.3The Business shall be conducted on sound commercial basis in accordance with the principles set forth in this Agreement and as directed by the Board, and shall comply with all applicable laws, regulations and rules.
3.1.4As of the Effective Date, the JV Company has entered into the NDLAs with respect to the JV Intellectual Property Rights. Save with the prior written consent of both Shareholders and unless otherwise expressly set forth in this Agreement, the JV Company will not sell, assign, encumber, charge, transfer, further license, grant any immunities (including, without limitation, covenants not to sue, non-asserts or the like) in respect of, or otherwise transact, any of the JV Intellectual Property Rights.
3.2.General

3.1.All arrangements between a Shareholder (or an Affiliate of a Shareholder) and the JV Company shall be transparent, and all agreements, other arrangements and business between the JV Company and a Shareholder (or an Affiliate of a Shareholder) shall when entered into be made on customary commercial terms and on arm’s length basis. The Shareholders agree that the NDLAs, the Transitional Services Agreement, the Cooperation and Cost Sharing Agreement and the ZeVu License Agreement are entered into on such terms.
3.2.On this day, the JV Company has in addition to the Transaction Framework Agreement and the NDLAs entered into the following agreements with one or both of the Shareholders (or any Affiliate thereof) with ongoing obligations for the JV Company:

(a)An asset transfer agreement with VNE regarding the transfer of certain assets, liabilities and contracts from the JV Company to VNE (the "Z1 Asset Transfer Agreement");
(b)An asset transfer agreement with Z2Co regarding the transfer of certain assets, liabilities and contracts from the JV Company to Z2Co (the "Z2 Asset Transfer Agreement");
(c)A share purchase agreement with Veoneer AB, a Swedish limited liability company, reg. no. 559131-0858, having its registered office at Box 13089, 103 08 Stockholm, Sweden, a VNE Affiliate ("VAB") regarding the transfer of all shares in Zenuity GmbH to VAB (the "VNE Share Purchase Agreement DE");
(d)A share purchase agreement with Veoneer US, Inc., with a resgistered office at 26545 American Drive, Southfield, MI 48034, a corporation incorporated under the laws of the State of Delaware, United States, a VNE Affiliate ("VUS") regarding the transfer of all shares in Zenuity Inc. to VUS (the "VNE Share Purchase Agreement US"); and
(e)A share purchase agreement with Z2Co regarding the transfer of all shares in Zenuity Software Technology (Shanghai) to Z2Co (the "VCC Share Purchase Agreement").

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In addition to the above, the JV Company has entered into the following agreements with one or both of the Shareholders, amongst others, with ongoing obligations for the JV Company:
(f)Transitional service agreement(s) with each of VNE and/or Z2Co in order to facilitate an orderly Separation (the "Transitional Services Agreement");
(g)A cooperation and cost sharing agreement with each of VNE, Z2Co and Volvo cars relating to parties governance and cost sharing arrangements relating to the Dell Amsterdam data cluster (the "Cooperation and Cost Sharing Agreement");
(h)A license agreement with VNE to grant a license to VNE with respect to the ZeVu software tool (the "ZeVu License Agreement"); and
(i)An acknowledgment agreement with Volvo Cars to clarify the Intellectual Property Rights ownership of the ZeVu software tool (the "ZeVu Acknowledgement Agreement").
The agreements listed in Clauses 3.2.2(a)-(e) shall be jointly referred to as the "Transfer Agreements", and individually a "Transfer Agreement".
3.3.The JV Company may, from time to time and subject to the prior unanimous consent of the Board, resolving pursuant to the provisions of Clause 5.2.11, enter into agreements with any of or both Shareholders (or Affiliates of any or both Shareholders) in relation to services to be provided to the JV Company.
3.4.The Board shall, on a Shareholder’s request, evaluate any agreement that the JV Company has entered into with a Shareholder (or an Affiliate of a Shareholder) except for the NDLAs or any other agreement entered into in connection with the Transaction, in order to verify that such agreement is in accordance with Clause 3.2.1 and that it meets the agreed quality standards and service levels. If the Board is not able to agree unanimously on such matter, the Shareholders agree that such matter shall be deemed a Deadlock Matter and be resolved according to the provisions in Clause 5.8.
3.5.The Shareholders agree that, to the extent required, appropriate information barrier protocols shall be established for the purpose of safeguarding any information sensitive from a competition law perspective and that a Shareholder and a Board member may otherwise receive.
3.3.Insurances

The JV Company shall subscribe for and maintain adequate general, product, professional and third-party liability insurances, as well as customary directors’ and officers’ insurances in line with industry standard.
4.FINANCING OF THE JV COMPANY
4.1.The Shareholders will monitor funding needs and consider additional capital injections on a case-by-case basis as the needs arise.
4.2.The Shareholders agree to timely provide any funding necessary for the JV Company to conduct the Business and to, as and if required (taking into account funding obligations under the relevant Transfer Agreements) perform any obligations under the Transfer

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Agreements. If a Non-Transferable Asset is held on trust for the benefit of a Shareholder, such Shareholder shall provide all funding necessary to maintain and perform the obligations relating to the relevant Non-Transferable Asset. Any funding shall be made by way of an unconditional shareholder’s contribution by the relevant Shareholder(s) (i.e. without a repayment obligation for the JV Company and without increase of the share capital or the number of shares in the JV Company).
4.3.The JV Company shall primarily be financed by way of its equity and by way of capital contributions by the Shareholders.
4.FINANCING OF THE JV COMPANY
5.MANAGEMENT OF THE JV COMPANY

5.1.General
The management of the JV Company shall, through the Board and the Shareholders’ general meeting, be based on unanimity between the Shareholders and among the directors of the Board.
5.2.The Board
5.2.1.The management of the Business shall be the responsibility of the Board, within the limits set forth in this Agreement.
5.2.2.The Board shall consist of four directors, of which each Shareholder shall be entitled to nominate two. The Shareholders undertake to vote in favor of appointing the directors nominated by the other Shareholder.
5.2.3.The right to nominate a director conferred on a Shareholder under this Clause 5.2 shall include the right for that Shareholder to request the removal at any time from such office such person nominated by that Shareholder as a director. In the event of such removal, the relevant Shareholder shall have the right to nominate a new director. After consulting the other Shareholder, the Shareholder nominating a new director shall inform the Board, which in its turn shall call a Shareholders’ meeting to elect the new director and the Shareholders shall vote in accordance with such nomination.
5.2.4.The Chairman shall be elected by the Board at the board meeting held immediately after the annual general meeting of Shareholders or (when otherwise required, for instance, if the Chairman resigns his or her post) at some other board meeting during the period up until the end of the following annual general meeting of Shareholders. The chairmanship shall rotate between the Shareholders every second year. The Shareholders agree that a director of the Board nominated by VNE shall be the Chairman appointed at the Effective Date and shall be replaced by a Z2Co appointed chairman at the first board meeting held following the second anniversary of the Effective Date. The Chairman shall not have a casting vote.
5.2.5.The Secretary of the Board shall be appointed by the Board.
5.2.6.The members of the Board shall serve for a term beginning upon their election and ending at the end of the next annual general meeting of Shareholders. For the avoidance of doubt, the Shareholders acknowledge that the directors may be re-elected. The directors shall not

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be entitled to receive any remuneration from the JV Company for their work performed in their capacity as directors of the JV Company.
5.2.7.The Board will not constitute a quorum at any Board meeting without the presence of two directors, of which one has been appointed by Z2Co and one by VNE. If the required quorum is not present at a Board meeting, the Chairman shall, by not less than five Business Days’ prior written notice to each director, reconvene the meeting.
5.2.8.The Chairman shall ensure that board meetings are held whenever necessary. The Board shall be convened two times per year or more often upon request by a director.
5.2.9.Meetings of the Board shall normally be convened by at least five Business Days written notice, provided, however, that a shorter notice period may be applied if, in the Chairman’s reasonable opinion, an issue of material importance promptly needs to be resolved on by the Board. Such notice shall be in English and shall state the time, place and agenda of the meeting and shall be sent to each director by registered mail or email to the address or e-mail address of each director, which shall have been informed in writing by each director to the Chairman.
5.2.10.The Board shall, on an annual basis, resolve on written rules of procedure for the Board (including any distribution of work or responsibility by and among the directors). The rules of procedure for the Board as at the Effective Date are set out in Exhibit 5.3.3.
5.2.11.Each of the Shareholders is responsible for, and shall take all steps within its power to ensure, the compliance by the directors with the terms and conditions of this Agreement, and no Shareholder shall omit to perform (or omit to procure the performance of) any of its respective obligations provided for in this Agreement. Where to give effect to all or any of the provisions herein, each of the Shareholders shall be responsible for, and shall take all steps within its power to ensure that, the directors take such steps within their powers as are necessary to give effect thereto.
5.3.The Manager and the Controller
5.3.1.The Board shall appoint a manager, who shall be an experienced intellectual property professional responsible for the day-to-day management of the JV Company Intellectual Property Rights, including with respect to managing, maintaining, liquidating or disposing of the Residual Assets and the Non-Transferable Assets and the performance by the JV Company of its obligations under (i) the Transitional Services Agreement(s), (ii) the Cooperation and Cost Sharing Agreement, and (iii) the ZeVu License Agreement, as the case may be (the “Manager”), and an experienced finance professional who shall be responsible for overseeing the financial activities of the JV Company (the “Controller”). The Shareholders acknowledge that the Manager and the Controller have not been identified and appointed as at the Effective Date, and agree that the services to be performed by the Manager and the Controller pursuant to this Agreement, pending such appointments, shall be performed by Z2Co in accordance with the instructions set out in Clause 5.3.3, on an at cost basis. The Shareholders shall seek to appoint the Manager within three (3) months of the Effective Date and the Controller as soon as practicable following closing of the accounts for financial year 2020. The Board shall also be

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responsible for the appointment of additional personnel of the JV Company, to the extent deemed appropriate by the Board.
5.3.2.The Manager and the Controller shall be employed by, or consultants to, the JV Company on customary terms and conditions.
5.3.3.As at the Effective Date, the authority and responsibility of the Manager and the Controller, including a financial reporting scheme, are set out in in Exhibit 5.3.3. Unless there is a conflicts of interest matter (i.e. where the JV Company’s interest may be contrary to one of the Shareholders), the Board and the Shareholders shall not interfere with the day-to-day management within the scope of the delegation of authority (as set out in Exhibit 5.3.3).
5.3.4.The Manager shall procure that the Board is provided with written reports in respect of the JV Company and the Business. The reports shall be in English, if not otherwise agreed between the Shareholders, and shall be provided by the Manager to the Board on a semi-annual basis. The Manager shall also procure that the following information is provided to the Board:
(a)quarterly financial reports of the JV Company, on both IFRS and US GAAP basis, in accordance with the instructions set out in Exhibits 5.3.3 (which may be amended from time to time by the Board);
(b)such other information on the financial condition, business and operations of the JV Company as the Shareholders may reasonably require (and cannot obtain by itself), without undue delay;
(a)material claims and litigation relating to the JV Company, without undue delay;
(b)breach of an agreement by a counterparty to a material agreement of the JV Company, without delay; and
(c)any agreements entered into between the JV Company and a Shareholder.
in each case, to the extent such information is not already presented and delivered in writing at a board meeting in the JV Company.
5.4.IP Committee and JV Intellectual Property Rights Governance
5.4.1.An IP committee, comprising one representative of each of the Shareholders, shall be established to oversee and direct the Manager of the JV Company regarding the JV Intellectual Property Rights (the “IP Committee”).
5.4.2.The IP Committee shall be responsible for any decision to be made with respect to IP Actions, which can only be resolved by the Board or implemented by the Manager with the prior consent of the IP Committee. Notwithstanding any other provisions of this Agreement, the Manager and/or the Board shall advise and seek the prior consent of the IP Committee with respect to any IP Actions before resolving on or implementing any action in relation thereto.
5.4.3.The members of the IP Committee shall act in good faith and on a reasonable basis, to determine the appropriate IP Actions within twenty Business Days of a decision request by

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the Manager or the Board. All decisions of the IP Committee shall be by unanimous consent and be binding upon the Shareholders, the Board and the Manager.
5.4.4.All IP Actions taken by the Manager where there is unanimous consent of the IP Committee shall be equally funded by the Shareholders (i.e., 50:50), the Shareholders will also equally share any liability, damages or compensation arising therefrom, and the JV Company shall exclusively own any and all New IP resulting therefrom.
5.4.5.In the event there is not unanimous consent of the IP Committee such that one Shareholder wants to take an affirmative action with respect to an IP Action (the “IP Action Owner”) and the other Shareholder declines to participate (the “Non-Owner”), the following shall apply:
a.The IP Action Owner may elect to unilaterally take the IP Action by: (i) instructing the Manager to do so; (ii) bearing 100% of such costs and any liabilities resulting therefrom; and (iii) keeping for itself 100% of any damages or compensation arising therefrom; all free of any interference by the Non-Owner;
b.The IP Action Owner shall exclusively own, and is hereby assigned, any New IP that may result from any IP Action undertaken by it; provided, however, that in case requested by the Non-Owner, the IP Action Owner shall agree to and grant to the Non-Owner, which Non-Owner shall agree to and accept, an irrevocable, perpetual (at least forty years), worldwide, fully-paid-up, non-exclusive, royalty-free, non-transferable and non-sublicensable license under the IP Action Owner’s New IP to make (but not have made), use, sell, offer for sale, import, transmit, display, and otherwise exploit, transfer, or dispose of any product, service, method, or process;
c.Each Shareholder and the JV Company agrees to at the IP Action Owner's cost perform all acts that the IP Action Owner may reasonably request to assist in obtaining the full benefits, enjoyment, rights, title, and interest throughout the world, in its New IP. Such acts shall include, without limitation, execution of documents, assistance in the prosecution of patents, copyrights, trademarks, and protection of trade secrets. Except as otherwise expressly set forth in this Clause 5.4, the Shareholders shall each bear their own expenses under this Clause 5.4.
d.In the event that a Shareholder is unable to secure the signature of the other Shareholder or the JV Company, any of its personnel, or its other legal representative, to any lawful document required to apply for or enforce any rights in its New IP, for whatever reason, each of such other Shareholder and the JV Company hereby grants and shall grant such Shareholder the right to appoint an independent, third-party attorney as agent and attorney-in-fact on behalf of such other Shareholder or the JV Company, upon at least ten Business Days’ notice to such other Shareholder and the JV Company, and solely to apply for or enforce rights in its New IP with the same legal force and effect as if executed by such other Shareholder or the JV Company, its personnel, or its other legal representative.
5.5.General Meetings

5.5.1.Annual general meetings of the shareholders in the JV Company shall be held as required by applicable law. Extraordinary general meetings of the shareholders shall be held to the extent required by this Agreement or applicable law. General meetings of the shareholders in the JV Company shall be convened upon resolution by the Board or at the request of a Shareholder. Notices to convene a general meeting of the shareholders in the JV Company

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shall be given in English and in accordance with the Articles of Association, unless otherwise agreed by both Shareholders.
5.5.2.In advance to the annual general meeting of the shareholders in the JV Company, all matters required to be dealt with at the annual general meeting of the shareholders in the JV Company according to the Companies Act and the Articles of Association, shall be included in the agenda for such meeting. Otherwise, the agenda of any general meeting of the shareholders in the JV Company shall be defined by the Board.
5.5.3.Decisions by the general meeting of the shareholders in the JV Company for the passing of any resolution that have been included in the agenda for such meeting, or which is required to be dealt with at a general meeting of the shareholders in the JV Company according to the Companies Act or the Articles of Association, shall be adopted by unanimous consent between the Shareholders present or represented to such meeting, unless otherwise set out in this Agreement.
5.5.4.Each Shareholder undertakes to exercise its voting rights at a general meeting of the shareholders in the JV Company, by itself or through a representative, in the manner required for the provisions of this Agreement to be effected. Each Shareholder further undertakes to vote (by itself or through a representative) for election of the directors nominated for appointment under this Agreement, and, at the request of the Shareholder who nominated the director, for removal and possible replacement of a director appointed under this Agreement.
5.6.Auditor
A general meeting of the shareholders in the JV Company shall elect an auditor of the JV Company. The auditor of the JV Company shall be a well-reputed international auditing firm not serving as an auditor for either Shareholder (or employing the auditor serving as an auditor for either Shareholder).
5.7.Decision making
A decision shall, in the event of a Board meeting in the JV Company, require: (i) a unanimous approval of all the directors of the Board appointed by a Shareholder participating in the board meeting, taking into account the quorum requirement set forth in Clause 5.2.7 or, to the extent such matter falls outside the competence of the Board and within the competence of the general meeting of the shareholders in the JV Company pursuant to applicable law or this Agreement, (ii) a unanimous approval of the representatives of both Shareholders given at the general meeting of the shareholders in the JV Company.
5.8.Deadlock procedure
5.8.1.In the event that the Board or the relevant general meeting of Shareholders is unable to pass a resolution within fifteen Business Days of such matter first being considered and put for a decision by the Board or the general meeting of Shareholders (as the case may be), then a Shareholder may serve a notice (the “Deadlock Notice”) to the other Shareholder with the consequence that such matter is considered a deadlock matter (a “Deadlock Matter”).
5.8.2.Upon receipt of a Deadlock Notice, the Shareholders shall refer the Deadlock Matter to a committee (the “Escalation Committee”), which shall consist of the General Counsel (or

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Chief Legal Officer) of each of Controlling parent company of the respective Shareholders at the time, for consultation and negotiations in good faith with a view to resolve such Deadlock Matter. The consultation and negotiations shall always take into consideration the reasonable best interest of the JV Company as well as each Shareholder’s interests. The negotiations shall commence as soon as reasonably possible, and in any event within ten Business Days after the receipt of the Deadlock Notice. If the Escalation Committee has not been able to resolve the Deadlock Matter within thirty Business Days following receipt of the Deadlock Notice, the Deadlock Matter shall be struck from the agenda of the relevant board meeting or the general meeting of Shareholders (as applicable) and any proposal made in respect of the Deadlock Matter shall not proceed unless the issue has to be resolved upon according to mandatory applicable law or contractual obligations of the JV Company in relation to a third party or otherwise would jeopardize the existence of the JV Company (a “Mandatory Deadlock Matter”).
5.8.3.In case of a deadlock situation in accordance with this Clause 5.8, the Shareholders undertake to ensure that, during a reasonable time period, the JV Company continues to operate towards the Shareholders and third parties (including employees) so that (i) the Mandatory Deadlock Matter situation does not have a material and adverse effect on the JV Company, and (ii) the JV Company honors its obligations in all material respects.
5.8.4.The provisions set out in Clause 12 (Dissolution of the Shareholders’ co-operation) shall apply in the event of a Mandatory Deadlock Matter, but subject to Clause 5.8.3.
5.9.Authority to sign
5.9.1.The authority to sign on behalf of the JV Company shall be vested in the Board in its entirety and in two directors jointly, of which one shall be appointed by Z2Co and one by VNE.
5.9.2.The Manager shall be authorized to sign for the JV Company: (i) as regards the day-to-day management of the JV Intellectual Property Rights; (ii) in accordance with the written instructions given to the Manager by the IP Committee in respect of IP Actions; (iii) or otherwise in accordance with the terms of this Agreement.

5.10.Accounts and reporting
5.1.The JV Company shall maintain complete and accurate records and accounting books prepared and maintained in accordance with the Accounting Principles and as directed by the Board.
5.2.The JV Company shall prepare and distribute to the Shareholders monthly and annual financial statements of the JV Company. The financial statements shall be based on the Accounting Principles and shall be in such form as set out in Exhibit 5.3.3(b), or as is otherwise determined by the Board or as may be reasonably requested by a Shareholder. The annual financial statements of the JV Company shall be distributed to the Shareholders within the end of the first quarter during the subsequent financial year and

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the quarterly accounts shall be distributed to the Shareholders at the latest within ten Business Days from the end of the relevant quarter.
5.11.Access to information

5.11.1.Each Shareholder shall, to the extent legally permissible, have reasonable access to the accounts, books, contracts, properties, records and other documents of, or relating to, the JV Company and the conduct of the Business as may reasonably be requested by such Shareholder.
5.11.2.Each Shareholder undertakes to inform the directors and members of the IP Committee nominated by such Shareholder of their obligation of confidentiality under this Agreement and applicable law with respect to any and all information provided to them concerning the JV Company.
6.    ALLOCATION OF FUNDS AVAILABLE FOR DISTRIBUTION

6.1.The Shareholders acknowledge and agree that distribution of profits of the JV Company (if any and subject to the provisions of applicable laws in respect of distribution of profits) may only be made if, following the distribution of profits, (i) there will be cash and/or cash equivalents available in the JV Company to the extent reasonably required from time to time to conduct the Business and, (ii) provided that such distribution would not contravene sound business principles for a company active in the field of business in which the JV Company operates (giving due consideration to the financing needs of the JV Company, its liquidity or financial position).
6.2.Any distribution of the profits of the JV Company shall be made to the Shareholders in proportion to their respective shareholding in the JV Company at the time of the distribution.

7.DISPOSAL OF SHARES; ASSIGNMENT
7.1.During the term of this Agreement (including any subsequent terms), neither Shareholder may Transfer this Agreement or any of such Shareholder’s rights or obligations created hereunder, by operation of law or otherwise, without the prior written consent of the other Shareholder hereto, which consent shall not be unreasonably withheld.
7.2.The Shareholders agree that no Shareholder shall have any right to enter into an agreement with a third party to the effect that such third party, directly or indirectly, obtains a Share or its profit or an economical benefit related to the JV Company through the Shareholder. Each Shareholder confirms that it holds, on the date of this Agreement, and will continue to hold, its Shares on its own behalf and that it does not, and will not, act as an agent, front or other intermediary on behalf of a third party.
7.3.The Shareholders agree that only a Person who validly is a party to an NDLA may own a Share or become party to this Agreement. Neither Shareholder may assign or otherwise transfer its NDLA to any Person without also transferring and assigning its Shares and this Agreement to the same Person and vice versa, meaning that the same Person must always hold and be party to each of (i) the NDLA, (ii) the Shares, and (iii) this Agreement at the same time. In the event that (a) this Agreement or the Shares have been transferred to a Person that cannot validly be party to an NDLA, or (b) a Person who is a party to the

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NDLA ceases to be a Person that can validly be a party to the NDLA under its terms, such Person shall immediately transfer and assign the NDLA, the Shares and this Agreement to a Person that can validly be party to the NDLA pursuant to its terms.
7.4.Notwithstanding any of the foregoing, but subject to Clause 7.3, each Shareholder may, without the prior written consent of the other Shareholder, assign this Agreement to (i) an Affiliate, or (ii) any other unaffiliated third-party Person, provided that such Affiliate or Person can validly be party to the NDLA pursuant to its terms (a “Free Transfer”).
7.5.Notwithstanding any of the foregoing, but subject to Clause 7.3, each Shareholder may Transfer this Agreement in connection with (i) a sale of all or substantially all of its business and assets, to which this Agreement pertains, (ii) a merger with an unaffiliated third-party Person, or (iii) a corporate reorganization, to the acquirer of such businesses and assets (an “M&A Transaction”), without the prior written consent of the other Shareholder, provided that such assignee or successor can hold the NDLA pursuant to its terms and agrees in writing to be duly bound and to comply fully with this Agreement as a Shareholder hereto.
7.6.In case of a Free Transfer:
(i)VNE (in case of a Free Transfer by VNE) and Z2Co (in case of a Free Transfer by Z2Co) shall also (a) assign its NDLA, and (b) transfer its Shares to such Affiliate or Person; and
(ii)each Shareholder undertakes to waive its pre-emptive or any other right that it may have under the Articles of Association.
7.7.In case of an M&A Transaction:
(i)VNE (in case of an M&A Transaction by VNE) and Z2Co (in case of an M&A Transaction by Z2Co) shall also (a) assign its NDLA, and (b) transfer its Shares to such new assignee or successor entity; and
(ii)each Shareholder undertakes to waive its pre-emptive or any other right that it may have under the Articles of Association.
7.8.In case of a Free Transfer or an M&A Transaction, the Shareholders agree that the JV Company shall ensure that any Transfer of Shares is recorded only after verifying that the provisions of this Agreement have been fully complied with.
7.9.Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the respective Shareholder.
8.REDEMPTION
8.1.Material Breach

8.1.1.Where a Shareholder has committed a material breach of this Agreement (the “Defaulting Shareholder”) and the breach is not remedied within twenty Business Days after receipt by the Defaulting Shareholder of a notice of such breach (a “Default Notice”) from any

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other Shareholder (the “Requesting Shareholder”), the Requesting Shareholder shall have the right to require redemption of the Shares held by the Defaulting Shareholder.
8.1.2.The Requesting Shareholder may exercise its right pursuant to Clause 8.1.1 by giving written notice thereof to the Defaulting Shareholder, no later than three months after receipt by the Defaulting Shareholder of the Default Notice. After such three-month period, the Requesting Shareholder shall be deemed to have waived its right to redemption of any Shares in respect of the breach set out in the Default Notice.
8.1.3.Unless both Shareholders agree otherwise, the redemption price under this Clause 8.1 shall be 80% of the value of the Defaulting Shareholder’s Shares, established at a separate valuation in accordance with Clause 9 below, whereby the value shall be established as of the day of the Default Notice. The redemption price shall be paid in cash within fifteen Business Days from the day of final establishment of the value of the Shares and the Defaulting Shareholder undertakes to do such things and to execute such documents as shall be necessary or as the Requesting Shareholder may reasonably request to give effect to the Transfer.
8.1.4.Redemption under this Clause 8.1 does not exclude other remedies as a result of the breach of contract, but in calculating the damages, if any, the discounted redemption price paid for the Defaulting Shareholder’s Shares pursuant to Clause 8.1.3 shall be taken into account.
8.1.5.By way of illustration and without limitation, a “material breach” will in particular be deemed constituted for the purpose of this Clause 8.1 in the event that a Shareholder fails to: (i) fund its share of any IP Action taken with the consent of the IP Committee (including any liability, damages or compensation arising therefrom) in accordance with Clause 5.4.4, or (ii) assign its NDLA to the relevant Affiliate (in case of a Free Transfer) or new successor entity (in case of an M&A Transaction) in accordance with the terms of Clauses 7.6 and 7.7.
8.2    Insolvency

8.2.1.If, during the term of this Agreement, a Shareholder is declared bankrupt, enters into composition arrangements with its creditors, suspends its payments or otherwise is found to be unable to pay its debts or to be insolvent (the “Insolvent Shareholder”), the Insolvent Shareholder shall immediately upon the insolvency event give written notice (the “Insolvency Notice”) to the other Shareholders. If the Insolvent Shareholder is a Shareholder, the other Shareholder (the “Redeeming Shareholder”) shall have the right to purchase the Shares from the Insolvent Shareholder, its bankruptcy estate or other holder of rights.
8.2.2.Not later than three months after receipt by the Redeeming Shareholder of the Insolvency Notice, the Redeeming Shareholder must inform the Insolvent Shareholder, its bankruptcy estate or other holder of rights in writing, whether or not it wishes to purchase the Insolvent Shareholder’s Shares. If a notice to that effect has not been given within the stipulated period of time, the Redeeming Shareholder shall be deemed to have refrained from its right to request redemption of the Shares.
8.2.3.Unless both Shareholders agree otherwise, the redemption price under this Clause 8.1.5 shall be 100% of the value of the Insolvent Shareholder’s Shares, established at a separate valuation in accordance with Clause 9 below, whereby the value of such Shares shall be established as of the day when the Redeeming Shareholder applied for redemption of Shares. The redemption price for the Shares shall be paid in cash fifteen Business Days

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from the day of final establishment of the value of the Shares and the Insolvent Shareholder undertakes to do such things and to execute such documents as shall be necessary or as the Redeeming Shareholder may reasonably request to give effect to the Transfer.
9.    VALUATION
9.1.If the value of a Share is to be assessed under a provision in this Agreement, and the Shareholders cannot agree on the value, the value shall be established by two experts jointly who, at the time of such appointment, are each partners and/or directors at a well-reputed international auditing firm with intellectual property valuation experience (provided that a Shareholder may not choose a partner or director from an auditing firm which is the auditor for such Shareholder or any of its Affiliates). One valuation expert shall be appointed by VNE and one such expert shall be appointed by Z2Co within ten Business Days calculated from when the matter requiring valuation of Shares arose.
9.2.The experts shall provide their valuation of the JV Company to the Shareholders, not later than eight weeks from the time when both experts have been appointed. If the experts fail to agree and provide their joint valuation within such time frame, each expert shall prepare an independent valuation of the JV Company, including a final report where the principles used for the relevant expert’s valuation are described. The value of the JV Company shall then be assessed as the average value of the two valuations.
9.3.The valuation in Clause 9.2 above shall be made with the view to establish the JV Company’s fair market value. The obtained value shall be distributed on all Shares, whereby the value of one Share shall be deemed to correspond to the Share’s portion of the JV Company’s capital. In establishing the market value, the experts shall have access to the same information about the JV Company as the Shareholders and the Board. The Shareholders undertake to see to it that the experts obtain such information. In doing this, they shall use their best efforts to ensure that the most recent information available will constitute the basis of valuation.
9.4.The Shareholders undertake, on the one hand, to accept each expert’s valuations and, on the other hand, not to institute arbitral or other legal proceedings in respect of such expert valuation, unless an error with significant effect on the valuation as a whole can be established.
9.5.Should a Shareholder choose not to appoint an independent expert according to Clause 9.1 within the time frame set out in said Clause, the valuation of the Shares made by the expert chosen by the other Shareholder alone shall be accepted by both Shareholders as the applicable value of the Shares for the purposes of this Agreement. In such event, the valuation of the expert chosen by the other Shareholder shall be provided within six weeks after the appointment of such expert.
9.6.The experts’ fees, expenses and costs shall be borne by the JV Company.
10.    CONFIDENTIALITY
10.1.Each Shareholder undertakes not to, without the prior written approval of the other Shareholder, use Confidential Information, except for with regard to the existence of the Shareholders’ relationship under this Agreement or for the purpose of fulfilling any obligation or exercising any right that it has hereunder, and not to publish (including the issue of a public announcement) or otherwise disclose Confidential Information, in whole

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or in part. Each Shareholder shall use reasonable efforts to procure that its and its Affiliates’ respective directors, officers, employees, consultants, agents and other representatives will likewise maintain strict confidence and secrecy in respect of such information and shall, when appropriate, enter into separate confidentiality agreements with said persons. For the avoidance of doubt, each Shareholder shall bear full responsibility for such Shareholder’s and such Shareholder’s Affiliates’ respective directors, officers, employees, consultants, agents and other representatives.
10.2.Notwithstanding the provisions of Clause 10.1, a Shareholder shall not be prevented from disclosing Confidential Information which:
(a)is required to be disclosed pursuant to the requirements of a governmental authority, judicial order or stock exchange regulations, provided however that if a Shareholder becomes aware of the possibility that it may be compelled by such requirements to disclose Confidential Information, such Shareholder shall immediately give the other Shareholder notice of this fact and consult and co-operate with the other Shareholder as to whether and if so what action should be taken to resist the same;
(b)is or becomes publicly available in writing otherwise than through a Shareholder’s breach of its obligations pursuant to this Agreement;
(c)was lawfully in a Shareholder’s possession prior to such disclosure or acquired through a Shareholder’s own independent research and which was not acquired from the JV Company or the other Shareholder unless acquired without an obligation of confidentiality, as evidenced by written records or other reasonable evidence by the Shareholder claiming of having it in possession or acquired through own independent research save for if it has been transferred/contributed to the JV Company; or
(d)is received without confidentiality restrictions from a third party which is not bound by a confidentiality obligation towards the other Shareholder.
10.3.The confidentiality undertaking in this Clause 10 shall apply during the term of this Agreement and for a period of five years after the expiry of this Agreement in respect of each Shareholder.
10.4.The Shareholders acknowledge that it is of material importance to them, and for the entering into of this Agreement, that the above confidentiality undertaking has been agreed and is observed.
10.5.The Shareholders agree that each Shareholder shall have a right to regular information updates from the JV Company reasonably necessary in order to carry out such Shareholder’s activities under the respective NDLAs.
11.    TERM AND TERMINATION
11.1.This Agreement shall enter into force when it has been duly signed by all Shareholders and will be valid for an initial period up to and including the twentieth anniversary of the date of this Agreement. Unless a Shareholder serves to the other Shareholder a notice of termination at the latest three years before such date, this Agreement will be automatically prolonged for consecutive ten-year periods with a right for each Shareholder to terminate

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the Agreement with three years’ notice prior to the end of each such period. A notice of termination shall be made in writing.
11.2.When a Shareholder is no longer a shareholder in the JV Company as a consequence of such Shareholder’s Transfer of its Shares in the JV Company in compliance with the provisions of this Agreement (for the avoidance of doubt, including a redemption of the Shares in accordance with Clause 8), this Agreement will automatically terminate in respect of that Shareholder as from the day when such Shareholder’s Shares in the JV Company are Transferred, save for Clauses 10 and 16, which shall continue in force.
11.3.The termination of this Agreement in relation to a Shareholder will not release such Shareholder from liability for any breach of this Agreement committed before the termination of this Agreement, and neither from obligations under this Agreement applicable to such Shareholder post termination of the Agreement.
12.    DISSOLUTION OF THE SHAREHOLDERS’ CO-OPERATION
12.1.A dissolution of the JV Company shall be conducted in accordance with applicable law, and by a pro rata distribution of the JV Company’s assets, rights, liabilities and obligations between the Shareholders.
12.2.The Shareholders agree that in case of a dissolution under this Clause 12, the JV Intellectual Property Rights, other than any New IP which is exclusively owned by its respective IP Action Owner, shall be jointly owned by both Shareholders in equal and undivided shares with the same restrictions applying to open source as set out in the NDLAs, without any obligation to account to each other. In the course of the dissolution, the JV Company shall assign to the Shareholders all of its rights and interest in such JV Intellectual Property Rights to give effect to this Clause 12.2, with the exception of rights on the ZENUITY trademark and domain names, which neither Shareholder shall be assigned and have any rights in relation to unless otherwise agreed between the Shareholders, provided that, at the request of VNE, or Z2Co in the event that VNE has not issued any request for assignment in connection with the dissolution, the JV Company shall assign the ZENUITY trademark to the relevant Shareholder, at such Shareholder's sole cost and expense, to prevent any third-party from registering or using the ZENUITY trademark and domain names. For the avoidance of doubt, no Shareholder shall be entitled to use or license the ZENUITY trademark or domain names in any way following such assumption. The JV Company shall clone and provide to each Shareholder any physical media and records pertaining to such JV Intellectual Property Rights (e.g. source code, comments, specifications, compilation scripts and the like etc.). The Shareholders shall in course of the dissolution of the JV Company enter into good faith negotiations regarding the maintenance and defense of such JV Intellectual Property Rights consistent with Clause 5.4.
12.3.If the Shareholders cannot agree on whom to appoint as liquidator, the liquidator shall, at the request of either Shareholder, be appointed by the SCC.
13.    NOTICES
13.1.All notices given or made under the Agreement shall be in writing in the English language and shall be deemed to have been duly given or made when delivered to the recipient (i) by courier, or (ii) by e-mail, with the relevant document attached as a pdf, provided that,

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on the same Business Day, the sender also sends to the recipient a copy of the notice by courier, in each case as follows:
If to VNE:
If to VNE:
Attention: Lars Sjöbring, General Counsel
Veoneer AB
WTC, Klarabergsviadukten 70
Section C 6th floor
11164 Stockholm
Sweden

Email address:     legal.affairs@veoneer.com

With a copy (not serving as a notice) to:
Roschier Advokatbyrå AB
P.O. Box 7358
SE-103 90 Stockholm
Sweden

If to Z2Co:
Attention: Pernilla Heidenvall, Head of Legal
Volvo Car Corporation
50091 Legal
Torslanda VAK HABVS
40531 Göteborg
Sweden

Email address:     legal@volvocars.com

With a copy (not serving as a notice) to:

Clifford Chance Europe LLP
1, rue d'Astorg
75008 Paris
France

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13.2.Any change of address shall be notified to the other Shareholder in the manner prescribed in this Clause 13.
14.    RELATION TO THE ARTICLES OF ASSOCIATION AND THE COMPANIES ACT
14.1.As between the Shareholders, it is expressly acknowledged and agreed that the provisions of this Agreement shall have priority and apply over and above the Companies Act and the Articles of Association.
14.2.The Shareholders shall whenever necessary exercise all voting and other rights and powers available to them to procure the necessary amendment or alteration to the Articles of Association, to the extent necessary to permit the JV Company and its affairs to be carried out as provided in this Agreement.
14.3.The Shareholders shall not be entitled to request that this Agreement shall not be applied, in whole or in part, due to non-compliance with the provisions of the Articles of Association or the Companies Act.
14.4.In order to secure the Shareholders' adherence to the transfer provisions of this Agreement, the Articles of Association contain a pre-emption section under which each Shareholder is entitled to acquire the other Shareholder's Shares for quota value when such are transferred. The Shareholders hereby waives the right to enforce any pre-emptive rights under the Articles of Association if Shares are transferred in accordance with this Agreement.
15.    GENERAL PROVISIONS
15.1.If any provision of this Agreement is deemed invalid or unenforceable in accordance with its terms, such invalidity or unenforceability shall in no event affect the applicability of other provisions hereunder, which other provisions shall remain in full force and effect, provided however that the Shareholders shall agree on necessary amendments to this Agreement as to validly achieve, to the greatest extent possible, the same commercial effect as had such provision been deemed valid and enforceable.
15.2.Except for as expressly set out in this Agreement, a Shareholder’s failure to exercise a right under this Agreement or to call attention to certain circumstances under this Agreement, shall not mean that the Shareholder has waived its rights in this respect, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.
15.3.This Agreement embodies all the terms and conditions agreed upon between the Shareholders as to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreements and undertakings, if any, between the Shareholders hereto with respect to the subject matter hereof, whether such be written or oral.
15.4.To be valid between the Shareholders, any supplements and amendments to this Agreement shall be made in writing and signed by both Shareholders, and it shall be clearly stated that these are amendments or supplements to this Agreement.
15.5.This Agreement and the rights and obligations set forth herein shall be binding upon and inure to the benefit of the Shareholders and their respective legal successors. This

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Agreement or any of the rights or obligations hereunder shall not be assignable (by operation of law or otherwise) by any Shareholder in whole or in part without the prior written consent of the other Shareholders, except if otherwise is set out in this Agreement.
15.6.Each Shareholder shall bear all of its own costs and expenses incurred in connection with the preparation for and completion of this Agreement, including, without limitation, all costs and expenses of its advisors, agents, brokers, counsel and representatives.
15.7.The Shareholders do not intend to be and nor shall they be deemed to be treated as a general partnership or limited partnership, nor shall any of the provisions of this Agreement for any purpose be, or be deemed to constitute, a partnership or agency between the Shareholders.
15.8.For the avoidance of doubt, it is expressly set forth that this Agreement applies in respect of all of the Shareholders’ present and future Shares in the JV Company.
16.    GOVERNING LAW AND DISPUTE RESOLUTION
16.1.Disputes

16.1.1.Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce (the “SCC”). The Shareholders agree that any dispute, controversy or claim arising out of or in connection with this Agreement and the Transaction Documents shall be determined together in a single arbitration proceeding if requested by any party thereto.
16.1.2.The seat of arbitration shall be Gothenburg, Sweden. The language to be used in the arbitral proceedings shall be English.
16.1.3.The arbitral tribunal shall be composed of three arbitrators.
16.1.4.The Shareholders undertake to ensure that all arbitration proceedings conducted in accordance with this Agreement are kept confidential, unless otherwise required by law, or under relevant stock market regulations, or for the purpose of securing the Shareholder's own interests against the other Shareholder in relation to a dispute. This undertaking shall cover, inter alia, all information disclosed during the course of such proceedings, as well as any decision or award made or declared by the arbitral tribunal.
16.2.Governing Law
This Agreement is governed by the substantive laws of Sweden, without regard to its conflicts of law rules and principles. In using English terms and concepts in the Agreement, the Shareholders have not intended to incorporate any legal standards other than those that would result from a translation of such terms and concepts into Swedish and/or an interpretation of such terms and concepts under Swedish law.
[Signature pages follows]
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ZTWO COMPANY AB

/s/ Pär Arvidsson    /s/ Pernilla Heidenvall
Name: Pär Arvidsson    Name: Pernilla Heidenvall

VEONEER SWEDEN AB

/s/ Christine Rankin    /s/ Daniel Åhlström
Name: Christine Rankin    Name: Daniel Åhlström

ZENUITY AB

/s/ Henrik Green    /s/ Nishant Batra
Name: Henrik Green    Name: Nishant Batra